     As filed with the Securities and Exchange Commission on July 26, 1994
                                                     Securities Act File No. 33-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                 --------------
XTRA CORPORATION                                                      XTRA, INC.
           (Exact Names of Registrants as Specified in Their Charters)

 DELAWARE                                                                  MAINE
         (States or Other Jurisdictions of Incorporation or Organization)

06-0954158                                                            01-0346274
                     (I.R.S. Employer Identification Nos.)

c/o X-L-CO., INC., 60 State Street, Boston, Massachusetts 02109 (617) 367-5000 (Address, including zip code and telephone number, including area code, of registrants' principal executive offices)

                                 --------------

                             JAMES R. LAJOIE, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                               C/O X-L-CO., INC.
                60 STATE STREET, BOSTON, MA 02109 (617) 367-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   Copies to:
DAVID A. FINE, ESQ.                                       ROBERT W. REEDER, ESQ.
Ropes & Gray                                               Sullivan & Cromwell
One International Place                                        250 Park Avenue
Boston, MA 02110                                           New York, NY  10177
(617) 951-7000                                                  (212) 558-4000
                                 --------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after the effectiveness of this Registration Statement.

                                 --------------

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                        CALCULATION OF REGISTRATION FEE
==================================================================================================================================
Title of each class of                        Amount to be           Maximum offering     Maximum aggregate        Amount of
securities to be registered                  registered (1)          price per unit(2)    offering price(2)     registration fee
- ----------------------------------------------------------------------------------------------------------------------------------
Common stock of XTRA Corporation
(par value $.50 per share)... (6)
- ----------------------------------------------------------------------------------------------------------------------------------
Preferred stock of XTRA Corporation
(without par value)... (6)
- ----------------------------------------------------------------------------------------------------------------------------------
Debt securities of XTRA, Inc.... (6)            (3)(4)
- ----------------------------------------------------------------------------------------------------------------------------------
Guarantees by XTRA Corporation
of Debt Securities of XTRA, Inc.... (6)         (5)                    (5)           (5)
- ----------------------------------------------------------------------------------------------------------------------------------
Total                                           $410,000,000           100%          $410,000,000(6)            $141,379.31
- ----------------------------------------------------------------------------------------------------------------------------------

(1)       Plus such indeterminate number of shares of Common Stock, and indeterminate amounts of Debt Securities and Preferred
          Stock, as may be issued upon conversion or exchange of any other Debt Securities or Preferred Stock that provide for conversion or exchange into other securities.
(2)       Estimated solely for the purpose of determining the registration fee in accordance with Rule 457 under the Securities
          Act of 1933.
(3)       Or, if Debt Securities are issued with the principal denominated in a foreign currency, such principal amount as shall not exceed an aggregate initial offering price the equivalent of U.S. $410,000,000 at the time of initial offering.
(4)       Or, if any Debt Securities are issued at original discount, such greater amount as shall not exceed an aggregate initial offering price of $410,000,000.
(5)       No separate registration fee is required for the Guarantees in accordance with Rule 457(n).
(6)       In no event will the aggregate initial offering price of the Common Stock, Preferred Stock, Debt Securities and
          Guarantees exceed $410,000,000.

      Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included herein also relates to a total of $90,000,000 of Debt Securities of XTRA, Inc., guaranteed by XTRA Corporation, that are registered under Registration Statement No. 33-43481, which was declared effective on December 10, 1991. In the event any of such previously registered Debt Securities are offered and sold prior to the effective date of this Registration Statement, the amount of such Debt Securities will not be included in any Prospectus hereunder.

                            -------------------

      The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED JULY 26, 1994
                                  $500,000,000
                                XTRA CORPORATION
                        PREFERRED STOCK AND COMMON STOCK
                                   XTRA, INC.
                                DEBT SECURITIES
    GUARANTEED AS TO PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST BY
                                XTRA CORPORATION
                            ------------------------

     XTRA Corporation may offer and sell from time to time, together or separately, (i) shares of its Preferred Stock, no par value (the "Preferred Stock"), in one or more series, and/or (ii) shares of its Common Stock, par value $0.50 per share (the "Common Stock"), and XTRA, Inc., a wholly-owned subsidiary of XTRA Corporation, may offer and sell from time to time its debt securities (the "Debt Securities"), which may be either senior debt securities ("Senior Securities") or subordinated debt securities ("Subordinated Securities"), consisting of unsecured debentures, notes and/or other evidences of its indebtedness in one or more series at prices and on terms to be determined at the time or times of sale. XTRA Corporation will unconditionally guarantee on a senior or subordinated basis, as the case may be, the payment of principal of, premium, if any, and interest on the Debt Securities (the "Guarantees"). The Debt Securities, Preferred Stock, Common Stock and Guarantees are referred to herein collectively as the "Securities." The aggregate initial offering price of the Securities will not exceed $500,000,000 (or its equivalent (based on the applicable exchange rate at the time of sale) in one or more foreign currencies, currency units or composite currencies as shall be designated by XTRA Corporation or XTRA, Inc. as the case may be).

     For each offering of Securities for which this Prospectus is being delivered, there will be an accompanying Prospectus Supplement (each a "Prospectus Supplement") that sets forth (i) the specific designation, aggregate principal amount, denominations, currency of payment, maturity, premium, if any, interest rate, if any (which may be fixed or variable) or method of calculation thereof, time of payment of any interest, terms for any redemption at the option of XTRA, Inc. or the holder, terms for any sinking fund payments, subordination provisions, if any, any listing on a national securities exchange, the form of the Debt Securities (which may be in registered or permanent global form), the initial public offering price and certain other terms of and in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered; (ii) the terms of the Guarantees in respect of which this Prospectus is being delivered; (iii) the specific series designation, number of shares, the stated value and liquidation preference per share, initial public offering price, dividend rate (or method of calculation), dates on which dividends will be payable and dates from which dividends will accrue, optional or mandatory redemption or sinking fund provisions, any conversion or exchange rights, any listing of the Preferred Stock on a national securities exchange, any voting rights and any other terms in connection with the offer and sale of the Preferred Stock, if any, in respect of which this Prospectus is being delivered; and (iv) the number of shares and initial public offering price of the Common Stock in respect of which this Prospectus is being delivered. The Prospectus Supplement will also contain information, as applicable, about certain United States Federal income tax considerations relating to the Securities in respect of which this Prospectus is being delivered. See "Description of Debt Securities of XTRA, Inc.," "Description of Preferred Stock of XTRA Corporation" and "Description of Common Stock of XTRA Corporation."

     The Senior Securities of XTRA, Inc. will rank equally with all other unsubordinated and unsecured indebtedness of XTRA, Inc. The Subordinated Securities will be subordinated to all existing and future Senior Indebtedness (as defined) of XTRA, Inc. and the Guarantees of the Subordinated Securities will be subordinated to all existing and future Senior Guarantor Indebtedness (as defined) of XTRA Corporation.

     XTRA Corporation's Common Stock is listed on the New York Stock Exchange under the symbol "XTR." Any Common Stock offered will be listed, subject to notice of issuance, on such exchange.

     The Securities may be sold to or through underwriters, and also may be sold directly by XTRA Corporation or XTRA, Inc. to other purchasers or through agents. See "Plan of Distribution." The names of and the principal amounts to be purchased by any underwriters or sold through any agents and the compensation of such underwriters or agents will be set forth in an accompanying Prospectus Supplement.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.

                            ------------------------

              The date of this Prospectus is                , 1994

                             AVAILABLE INFORMATION

     XTRA Corporation ("XTRA" or the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material may also be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005, upon which exchange the Company's Common Stock is listed.

     XTRA, Inc. and the Company have filed with the Commission a joint registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information reference is hereby made to the Registration Statement.
                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission (File No. 1-7654) pursuant to the Exchange Act are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1993;

          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1993 and March 31, 1994;

          3. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 10 dated July 1, 1964, including any amendments or reports filed for the purpose of updating such description; and

          4. All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the request of any such person, a copy of any or all of the documents that are incorporated herein by reference other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to the Company c/o its management subsidiary, X-L-CO., INC., at 60 State Street, Boston, Massachusetts 02109, Attention: Investor Relations, telephone (617) 367-7810.

                                  THE COMPANY

     The Company is engaged in transportation equipment leasing and conducts its operations through its subsidiary, XTRA, Inc. The Company's leasing equipment is offered to private fleet owners, contract and common carriers, railroads and steamship lines to cover cyclical, seasonal or geographic shortages and as a substitute for purchasing equipment. The Company's two operating divisions are XTRA Lease and XTRA Intermodal. XTRA Lease leases, primarily on an operating basis, over-the-road trailers as well as older trailers for mobile storage use. XTRA Intermodal leases, primarily on an operating basis, intermodal trailers, chassis and domestic containers.

     The Company was organized in 1957 as a Massachusetts corporation. In 1976 it transferred substantially all of its operating assets to XTRA, Inc., a newly organized Maine corporation, and the Company was organized as a holding company under the laws of the State of Delaware. The Company's management subsidiary, X-L-CO., Inc., is located at 60 State Street, Boston, Massachusetts 02109, and its telephone number is (617) 367-5000.

                                USE OF PROCEEDS

     Except as otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities being offered hereby for general corporate purposes. Such purposes may include, among others, financing capital expenditures, repayment of outstanding short-term borrowings and long-term debt and financing acquisitions in transportation equipment or other equipment leasing product lines. Pending such use, the net proceeds of any offering of the Securities offered hereby may be invested temporarily in short-term marketable securities.

              CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND
            CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The following tables set forth the historical ratios of earnings to fixed charges of the Company and its consolidated subsidiaries and of XTRA, Inc. and its consolidated subsidiaries and the historical ratio of earnings to combined fixed charges and preferred stock dividends of the Company and its consolidated subsidiaries for the years indicated. For purposes of computing the consolidated ratios of earnings to fixed charges and consolidated ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" represent income (loss) from continuing operations before taxes and extraordinary items plus fixed charges. "Fixed charges" for continuing operations consist of interest on indebtedness (including capitalized interest) and the portion of rental expense that represents interest.

                                XTRA CORPORATION

                                                                                      SIX MONTHS
                                        FISCAL YEAR ENDED SEPTEMBER 30,             ENDED MARCH 31,
                                -----------------------------------------------   -------------------
                                 1989      1990      1991      1992      1993       1993       1994
                                -------   -------   -------   -------   -------   --------   --------
Ratio of Earnings to Fixed
  Charges.....................    1.4X      0.7X      1.8X      2.7X      2.6X      2.4X       3.6X
Ratio of Earnings to Combined
  Fixed Charges and Preferred
  Stock Dividends.............    1.2X      0.6X      1.5X      2.1X      2.2X      2.0X       3.6X*

- ---------------

* No shares of the Company's Preferred Stock are currently outstanding.

                                   XTRA, INC.

                                                                                      SIX MONTHS
                                        FISCAL YEAR ENDED SEPTEMBER 30,             ENDED MARCH 31,
                                -----------------------------------------------   -------------------
                                 1989      1990      1991      1992      1993       1993       1994
                                -------   -------   -------   -------   -------   --------   --------
Ratio of Earnings to Fixed
  Charges.....................    1.4X      0.7X      1.8X      2.7X      2.6X      2.4X       3.6X

     The Company and XTRA, Inc. each reported a pretax loss for the fiscal year ended September 30, 1990. For such period each of the Company and XTRA, Inc. would have needed to generate additional income from continuing operations, before provision for income taxes, of $12 million to cover its fixed charges of $45 million and the Company would have needed to generate additional income from continuing operations, before provision for income taxes, of $19 million to cover its combined fixed charges and preferred stock dividends of $52 million.

                  DESCRIPTION OF DEBT SECURITIES OF XTRA, INC.

     The following description sets forth certain general terms and provisions of the Debt Securities of XTRA, Inc. to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

     The Debt Securities constitute either Senior Securities or Subordinated Securities. The Senior Securities and related Guarantees are to be issued under
an Indenture dated as of                , 1994 (the "Indenture"), among XTRA,
Inc., the Company, as Guarantor, and The First National Bank of Boston, as Trustee (the "Senior Trustee"), the form of which Indenture is filed as an exhibit to the Registration Statement. The Subordinated Securities and related Guarantees will be issued under an Indenture (the "Subordinated Indenture") to be entered into among XTRA, Inc., the Company, as Guarantor, and a trustee to be designated prior to the issuance of any such Subordinated Securities, the form of which Subordinated Indenture is also filed as an exhibit to the Registration Statement. Information regarding the trustee (the "Subordinated Trustee") under the Subordinated Indenture will be included in any Prospectus Supplement relating to such Subordinated Securities. The Senior Indenture and the Subordinated Indenture are sometimes collectively referred to herein as the "Indentures;" the Senior Trustee and the Subordinated Trustee are sometimes collectively referred to herein as the "Trustees" and individually as a "Trustee." The following summary of certain provisions of the Indentures does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Indentures, including the definitions therein of certain terms. Wherever particular provisions of defined terms of the Indentures are referred to, such provisions or defined terms are incorporated herein by reference. Certain defined terms in the Indentures are capitalized herein. References in parentheses are to the Indentures.

GENERAL

     The Indentures provide that unsecured Debt Securities of XTRA, Inc., not limited in aggregate principal amount, may be issued in one or more series thereunder. (Section 3.1) The Senior Securities will be unsecured obligations of XTRA, Inc. and will rank on a parity with all other unsecured and unsubordinated indebtedness of XTRA, Inc. Unless otherwise indicated in the applicable Prospectus Supplement, the Subordinated Securities will be unsecured and subordinated in right of payment to all existing and future Senior Indebtedness of XTRA, Inc., in the manner and to the extent described below under "Subordination of Subordinated Securities." XTRA, Inc.'s sources of payment of the Debt Securities are leasing revenues from transportation equipment owned or leased directly by it and remittances from its subsidiaries. In any liquidation, foreclosure or other similar proceeding, creditors of the subsidiaries of XTRA, Inc. will be entitled to payment of obligations owed to them before any assets are distributed to XTRA, Inc.

     The Debt Securities will be unconditionally guaranteed by the Company as to payment of principal, premium, if any, and interest, except that the Subordinated Securities will be guaranteed on a subordinated basis. (Section 2.2) See "Guarantees."

     Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms thereof, among others: (1) the title of such Debt Securities; (2) any limit upon the aggregate principal amount of such Debt Securities; (3) the person to whom any interest on such Debt Securities shall be payable if other than the registered holder; (4) the date or dates on which such Debt Securities will mature; (5) the rate or rates at which such Debt Securities shall bear interest, if any, or the method by which such rate or rates shall be determined; (6) the date or dates from which any such interest shall accrue, and the Interest Payment Dates on which payment of any such interest will be payable and the Regular Record Dates for such Interest Payment Dates (or method for establishing any such date or dates); (7) the place or places where the principal of, premium, if any, and any interest on such Debt Securities shall be payable; (8) the period or periods within which, the price or prices at which, and the terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of XTRA, Inc.; (9) the obligation, if any, of XTRA, Inc. to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which such Debt Securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;
(10) the denominations in which any debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (11) if other than U.S. dollars, the currency, currencies or currency unit or units in which principal of, premium, if any, and interest on such Debt Securities shall be payable and the manner of determining the equivalent thereof in the currency of the United States for any purpose; (12) if the principal of or any premium or interest on such Debt Securities is to be payable, at the election of XTRA, Inc. or a Holder thereof, in one or more currencies or currency units other than that or those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on Debt Securities of such series as to which such election is made shall be payable, and the period or periods within which and the terms and conditions upon which such election is to be made; (13) the index or formulas, if any, with reference to which the amount of any payment of principal of, premium, if any, or interest on the Debt Securities will be determined; (14) the portion of the principal amount of such Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof, if other than the stated principal amount thereof; (15) if the principal amount payable at the Stated Maturity of any of the Debt Securities will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be Outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined); (16) the applicability of any provisions described under "Certain Covenants of XTRA, Inc. and the Company" and any additional restrictive covenants included for the benefit of Holders of such Debt Securities; (17) any additional Events of Default with respect to such Debt Securities; (18) whether such Debt Securities shall be issued, in whole or in part, in permanent global form (each a "Global Security") and, in such case, the Depositary for such Global Security or Securities; (19) in the case of an issue of Subordinated Securities, the subordination provisions, if different from those described under "Subordination of Subordinated Securities" and "Guarantees" below; (20) the applicability of any provisions described below under "--Defeasance," and (21) any other terms of such Debt Securities not inconsistent with the provisions of the Indentures. (Sections 3.1 and 9.1)

     Principal, premium, if any, and interest will be payable, and such Debt Securities will be transferable, in the manner described in the Prospectus Supplement relating to such Debt Securities. The maturities and interest rates of certain Debt Securities sold through underwriters or agents may be fixed by XTRA, Inc. from time to time, in which case no specific maturities or rates, but rather permissible ranges of such maturities and rates will be set forth in the Prospectus Supplement relating thereto.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities will be exchangeable and transfers thereof will be registrable at the offices or agencies of XTRA, Inc. maintained for such purpose, initially in the case of the Senior Securities at the Corporate Trust Office of the Senior Trustee in Canton, Massachusetts. In New York City, Senior Securities may be presented for transfer or exchange at the office of BancBoston Trust Company of NY. Principal of and premium, if any, and interest on the Senior Securities will be payable at the office or agency in Canton, Massachusetts of The First National Bank of Boston, as Paying Agent, provided that, at the option of XTRA, Inc., payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register. (Sections 3.1, 3.5 and 10.2) The offices or agencies of XTRA, Inc. at which exchanges and transfers of Subordinated Securities will be registrable and the office or agency of any Paying Agent with respect to the Subordinated Securities will be identified in the Prospectus Supplement relating thereto.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities will be issued only in registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. (Section 3.2) No service charge will be made for any transfer or exchange of the Debt Securities, but XTRA, Inc. may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith. (Section 3.5) The Indentures also provide that the Debt Securities of any series, if so specified with respect to a particular series, may be issued in permanent global form. See "Global Securities."

     Debt Securities may be issued at a discount from their stated principal amount. United States Federal income tax considerations and other special considerations applicable to any such Original Issue Discount Securities will be described in the applicable Prospectus Supplement. "Original Issue Discount Security" means any security which provides for an amount less than the stated principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof upon the occurrence and continuance of an Event of Default. (Section 1.1)

     If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in the applicable Prospectus Supplement. If any index is used to determine the amount of payments of principal of, premium, if any, or interest on any series of Debt Securities, special Federal income tax, accounting and other considerations applicable thereto will be described in the applicable Prospectus Supplement.

     Other than as set forth under "Certain Covenants of XTRA, Inc. and the Company," and only to the extent applicable to the Debt Securities of a particular series, as indicated in the applicable Prospectus Supplement, there are no provisions of the Indentures that afford Holders of the Debt Securities protection in the event of a highly leveraged transaction involving XTRA, Inc. or the Company.

SUBORDINATION OF SUBORDINATED SECURITIES

     The indebtedness evidenced by the Subordinated Securities will be subordinated and junior in right of payment to the extent set forth in the Subordinated Indenture to the prior payment in full of amounts then due on all Senior Indebtedness (as defined below). No payment shall be made on the Subordinated Securities, including by way of redemption, purchase, or in any other manner, if the Subordinated Trustee shall have received notice from XTRA, Inc., the Company or any Senior Lender (as defined below), that (i) there exists a default which shall be continuing in the payment of principal of, or premium, if any, or interest on any Senior Indebtedness, beyond any applicable grace period with respect thereto, or (ii) there exists a default (other than a default specified in clause (i) above) with respect to any Senior Indebtedness which shall be continuing; provided, however, that no notice given with respect to one or more defaults of the type specified in clause (ii) shall suspend for longer than 180 days from the date of such notice any payment on Subordinated Securities that has become due, and only one such notice may be given during any 360-day period.

     Upon any distribution of assets of XTRA, Inc. upon any liquidation, dissolution or other winding-up of XTRA, Inc. whether voluntary or involuntary, or in bankruptcy or insolvency, all principal of, premium, if any, and interest due upon all Senior Indebtedness must be paid in full before the Holders of the Subordinated Securities or the Subordinated Trustee are entitled to receive or retain any assets so distributed in respect of the Subordinated Securities. By reason of this provision, in the event of insolvency, Holders of the Subordinated Securities may recover less, ratably, than other creditors of XTRA, Inc., including holders of Senior Indebtedness.

     Subject to payment in full of all Senior Indebtedness of XTRA, Inc., the rights of Holders of the Subordinated Securities will be subrogated to the rights of holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of XTRA, Inc. applicable to Senior Indebtedness.

     "Senior Indebtedness" means the principal of, premium, if any, and interest on (a) all indebtedness of XTRA, Inc. (including indebtedness of others guaranteed by XTRA, Inc.), other than the Subordinated

Securities, which is (i) for money borrowed or (ii) evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets of any kind or in connection with the obtaining of financing, and (b) amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation, in any such case whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred or assumed, unless in any case in the instrument creating or evidencing any such indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is not superior in right of payment to the Subordinated Securities or it is provided that such indebtedness or obligation is subordinated to Senior Indebtedness to substantially the same extent as the Subordinated Securities are subordinated to Senior Indebtedness. The term "Senior Lender" shall mean any holder of Senior Indebtedness or Senior Guarantor Indebtedness (as defined below under "Guarantees").

     The Subordinated Indenture places no limitation on the amount of additional Senior Indebtedness or Senior Guarantor Indebtedness that may be incurred by XTRA, Inc. or the Company. XTRA, Inc. and the Company expect from time to time to incur additional indebtedness constituting Senior Indebtedness and Senior Guarantor Indebtedness. As of March 31, 1994, the amount of Senior Indebtedness was approximately $175 million and the amount of Senior Guarantor Indebtedness was approximately $175 million.

GUARANTEES

     The Company will unconditionally guarantee the due and punctual payment of principal of, premium, if any, and interest on the Debt Securities, when and as the same shall become due and payable, whether at the maturity date, by declaration of acceleration, call for redemption or otherwise, except that payments under the Guarantees of the Subordinated Securities will be subordinated to Senior Guarantor Indebtedness to the extent described below. The term "Senior Guarantor Indebtedness" means all obligations of the Company under guarantees of Senior Indebtedness of XTRA, Inc. No payment will be made by the Guarantor under the Guarantee in respect of the Subordinated Securities during any period that payments by XTRA, Inc. on the Subordinated Securities are suspended by the subordination provisions of the Subordinated Indenture as described above under "Subordination of Subordinated Securities." The Guarantees will remain in effect until the entire principal of, premium, if any, and interest on the Debt Securities shall have been paid in full or otherwise discharged in accordance with the provisions of the Indentures. (Section 2.2)

     Upon any distribution of assets of the Company upon any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary, or in bankruptcy or insolvency, all amounts due in respect of all Senior Guarantor Indebtedness must be paid in full before the Holders of the Guarantees of the Subordinated Securities, or the Subordinated Trustee, are entitled to receive or retain any assets so distributed in respect of the Guarantees of the Subordinated Securities. By reason of this provision, in the event of insolvency, Holders of the Subordinated Securities and the related Guarantees may recover less, ratably, than other creditors of the Company, including holders of Senior Guarantor Indebtedness.

     Subject to payment in full of all Senior Guarantor Indebtedness, the rights of the Holders of the Subordinated Securities under the related Guarantees will be subrogated to the rights of Holders of Senior Guarantor Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to Senior Guarantor Indebtedness.

     The Company's sources of funds for payment of its obligations, including its obligations under the Guarantees of the Debt Securities, are remittances from its subsidiary, XTRA, Inc. See "Description of Common Stock of XTRA Corporation -- Holding Company Status."

GLOBAL SECURITIES

     Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities which will have an aggregate principal amount equal to that of the Debt Securities represented thereby. Each Global Security will be registered in the name of a Depositary or a nominee thereof identified in the applicable Prospectus Supplement, will be deposited with such Depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture.

     No Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the names of Persons other than the Depositary for such Global Security or its nominee unless (i) such Depositary notifies XTRA, Inc. that it is unwilling or unable to continue as Depositary for such Global Security or if at any time such Depositary ceases to be a clearing agency registered under the Exchange Act, (ii) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities, (iii) XTRA, Inc. executes and delivers to the Trustee an order to the effect that the Global Securities shall be transferable and exchangeable, or (iv) there shall exist such circumstances in addition to, or in lieu of, the foregoing as may be described in the applicable Prospectus Supplement. (Sections 3.1. and 3.5) Principal of, premium, if any, and interest on a Global Security will be payable in the manner described in the Prospectus Supplement relating thereto. The specific terms of the depositary arrangements with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement.

CERTAIN COVENANTS OF XTRA, INC. AND THE COMPANY

  LIMITATION ON LIENS OF THE COMPANY.

     The Company will not create or permit to exist any mortgage, pledge, deed of trust or security interest on any of the capital stock, or Indebtedness convertible into capital stock, of any of its Subsidiaries. (Section 10.7)

  LIMITATION ON LIENS OF XTRA, INC.

     XTRA, Inc. will not create or permit to exist any mortgage, pledge, deed of trust, financing lease or security interest ("Liens") on any of its property whether now owned or hereafter acquired other than:

          (i) Liens on Transportation Equipment securing Acquired Equipment Indebtedness;

          (ii) Liens on Transportation Equipment securing Purchase Money Equipment Indebtedness, but only on the Transportation Equipment in respect to the purchase of which such Purchase Money Equipment Indebtedness shall have been incurred;

          (iii) Liens on real property;

          (iv) Liens incurred or deposits made in the ordinary course of business (1) in connection with workers' compensation, unemployment insurance, social security and other like laws, or (2) to secure the performance of letters of credit, bids, tenders, sales contracts, leases, statutory obligations, surety, appeal and performance bonds and other similar obligations not incurred in connection with Indebtedness or (3) in connection with the opening of commercial letters of credit naming XTRA, Inc. as an account party;

          (v) Liens on Transportation Equipment securing Lease Obligations; provided, however, that no such Lease Obligations shall arise out of the Sale and Leaseback of Transportation Equipment unless the Sale and Leaseback in question is entered into prior to, at the time of or within 180 days of the acquisition of the Transportation Equipment being sold and leased back; and provided, further, that the leasing of Transportation Equipment which has been remanufactured so that it is the substantial equivalent of new equipment shall be considered the leasing of new equipment and not of the used equipment which was remanufactured and subsequently sold and leased back; and

          (vi) Liens to secure Indebtedness and other obligations (excluding Subordinated Indebtedness) which are not referred to as permitted Liens in paragraphs (i), (ii), (iii), (iv) and (v) above; provided, however, that the aggregate principal amount of Indebtedness and other obligations secured thereby at any one time outstanding shall not exceed 10% of the Consolidated Net Worth of XTRA, Inc.;

unless prior to or simultaneously with the inception of any such Lien which is not referred to as a permitted Lien in paragraph (i), (ii), (iii), (iv), (v) or
(vi) above, XTRA, Inc. shall have executed and delivered to a Security Trustee (as hereinafter defined), a security agreement or security agreements and such other documents as the Security Trustee may reasonably request, each in form and substance satisfactory to the applicable Trustee, granting to the Security Trustee a security interest in such property subject to such Lien, such security interest to be for the equal and ratable benefit of the Holders and such other holder or holders of Indebtedness with which XTRA, Inc. has agreed to permit such holders to share in such Lien. Such security agreement or security agreements may provide, at the option of XTRA, Inc., that the security interest granted to the Security Trustee thereby shall terminate upon the termination of all other Liens for the benefit of such other holder or holders of Indebtedness. The Security Trustee shall be such Person as may be selected by XTRA, Inc. or any holder of Indebtedness to whom XTRA, Inc. has specifically granted the right to select such Security Trustee and who shall be entitled to act without qualification or who, if required, shall qualify to act as such under the Trust Indenture Act of 1939. (Section 10.8)

CERTAIN DEFINITIONS USED IN THE INDENTURES

     "Acquired Equipment Indebtedness" of a Person is defined to mean all Indebtedness (including all Lease Obligations) of the Person in question if such Indebtedness (a) is Secured Equipment Indebtedness and (b) was incurred by another Person prior to the time the Person in question acquired the Transportation Equipment or Transportation Equipment leases securing such Secured Equipment Indebtedness from such other Person or prior to the time the Person in question acquired such other Person and shall include all extensions, renewals and refinancings of such Indebtedness not in excess of the principal amount thereof outstanding immediately prior to such extension, renewal or refinancing.

     "Consolidated Net Worth" of a Person is defined to mean, at any date as of which the amount thereof shall be determined, the sum of the following amounts which would be set forth on a Consolidated balance sheet of the Person in question and its Subsidiaries at such date, determined in each case on a Consolidated basis in accordance with generally accepted accounting principles:
(a) the par value (or values stated on the books of such Person) of the capital stock of all classes of such Person other than capital stock held in the treasury of such Person, plus (b) the amount of the Consolidated surplus, whether capital or earned, of such Person and its Subsidiaries, plus (c) Subordinated Indebtedness of such Person, plus (d) 50% of the deferred income tax liability of such Person and its Subsidiaries, less (e) the amount which would be carried in the asset side of such balance sheet of such Person and its Subsidiaries in respect of goodwill, trade names, trademarks, patents, unamortized debt issuance expenses and other intangibles, less (f) any increase in the value of a fixed asset arising from a revaluation thereof after September 30, 1993.

     "Indebtedness" is defined to mean (a) the principal of all indebtedness (i) for borrowed money or (ii) for the deferred purchase price of property unless the price thereof was payable in full within 12 months from the date on which the obligation was created or (iii) evidenced by notes, bonds or other instruments, (b) all Lease Obligations and (c) all guarantees and other contingent obligations in respect of the principal of Indebtedness of others; provided, however, that Indebtedness shall not include Subordinated Indebtedness.

     "Lease Obligation" of a Person is defined to mean all rental obligations under leases of property (other than electronic data processing and computer equipment and leases of office space by such Person or its Subsidiaries) either
(a) which are Capitalized Leases, or (b) if not Capitalized Leases, which are leases of equipment which had an initial term of more than three years (including any renewal terms at the option of the lessor). The amount of Lease Obligations shall be equal to the aggregate value of rentals payable (other than rentals consisting of taxes, indemnities, maintenance items, replacements and other similar charges which are in addition to the basic financial rent for the use of the property) by the lessee thereof during the remaining term thereof, including periods of renewal at the option of the lessor, discounted to present value using the lessee's "incremental borrowing rate at the inception of the lease" in accordance with Financial Accounting Standard No. 13 of the Financial Accounting Standards Board from time to time in effect.

     "Purchase Money Equipment Indebtedness" of a Person is defined to mean all Indebtedness (excluding all Lease Obligations) of such Person which is Secured Equipment Indebtedness incurred to finance the purchase of Transportation Equipment if such Indebtedness (a) shall have been incurred within 180 days of the acquisition of such Transportation Equipment by the Person whose Purchase Money Equipment Indebtedness is being determined and (b) does not exceed in principal amount the initial cost of such Transportation Equipment and shall include all extensions, renewals and refinancings of such Indebtedness not in excess of the principal amount thereof outstanding immediately prior to such extension, renewal or refinancing. The initial cost of Transportation Equipment may include, in addition to the purchase price thereof and the purchase price of all accessories and equipment installed thereon, all freight, delivery and handling charges, excise, sales and use taxes and all other amounts which may be capitalized and included in the cost of the equipment under generally accepted accounting principles.

     "Sale and Leaseback", with respect to a Person, means any transaction with a bank, company, lender or investor providing for the leasing by such Person of any property which has been or is to be sold or transferred by such Person to such bank, company, lender or investor, or to any Person to whom funds have been or are to be advanced by such bank, company, lender or investor on the security of such property. (Section 10.7)

     "Secured Equipment Indebtedness" is defined to mean with respect to a Person all Indebtedness which is secured by any security interest, mortgage, charge, pledge, deed of trust, or other similar lien on Transportation Equipment or on leases of any such Transportation Equipment by the owner thereof and includes all Lease Obligations. Transportation Equipment which is subject to a lease or contract which is included as a Lease Obligation is deemed to secure the Indebtedness evidenced thereby.

     "Subordinated Indebtedness" is defined to mean Indebtedness of the Company or XTRA, Inc. which is expressly subordinated and subject in right of payment to the prior payment, in bankruptcy or in the event of a payment default on the Debt Securities or the Guarantees, in full in money or money's worth in accordance with their terms, of all principal of, premium, if any, and interest on the Debt Securities or the Guarantees, as applicable. The Subordinated Securities will constitute Subordinated Indebtedness.

     "Subsidiary" of the Company or XTRA, Inc. is defined to mean a corporation more than 50% of the Voting Stock of which is owned, directly or indirectly, by the Company, XTRA, Inc. and/or one or more Subsidiaries of the Company or XTRA, Inc.

     "Transportation Equipment" is defined to mean containers, trucks, tractors, trailers, chassis, cranes, portable ramps, lifting equipment, railroad locomotives, railroad rolling stock, modular office units, mobile office and storage trailers and all other transportation equipment, and includes all accessories and attachments thereto. (Section 1.1)

EVENTS OF DEFAULT

     The following are Events of Default under the Indentures with respect to Debt Securities of any series: (a) failure to pay any interest on any Debt Security of that series when due, continued for 30 days, in the case of the Subordinated Securities, whether or not such payment is prohibited by the subordination provisions of the Subordinated Indenture; (b) failure to pay principal of any Debt Security of that series when due, in the case of the Subordinated Securities, whether or not such payment is prohibited by the subordination provisions of the Subordinated Indenture; (c) default in the deposit of any sinking fund payment, when due by the terms of the Debt Securities of that series, in the case of the Subordinated Securities, whether or not such payment is prohibited by the subordination provisions of the Subordinated Indenture; (d) failure to perform any other covenant or breach of a warranty of XTRA, Inc. or the Company in the applicable Indenture (other than a covenant expressly included in such Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice as provided in the respective Indentures; (e) default by the Company or XTRA, Inc. with respect to payment of other Indebtedness at its stated maturity or such as would permit the holder thereof to accelerate the stated maturity of such Indebtedness, in each case, in a principal amount of $10,000,000 or more if such Indebtedness is not discharged or such acceleration is not rescinded or annulled within 10 days after written notice as provided in the Indentures; (f) certain events in bankruptcy, insolvency or reorganization of the Company or XTRA, Inc.; and (g) any other Event of Default provided with respect to Debt Securities of that series. (Section 5.1) If an Event of Default with respect to Debt Securities of any series at the time outstanding shall occur and be continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Debt Securities of that series may declare the principal amount of all Debt Securities of that series (or if any Debt Securities of such series are Original Issue Discount Securities, such portion of the principal amount of such Debt Securities as may be specified by the terms thereof) to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of the Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 5.2) For information as to waiver of default, see "Modification and Waiver."

     The Indentures provide that, subject to the duty of the respective Trustees thereunder during default to act with the required standard of care, such Trustee will be under no obligation to exercise any of its rights or powers under the respective Indentures at the request or direction of any of the Holders of the Debt Securities unless they shall have offered to such Trustee reasonable indemnity. (Section 6.3) Subject to such provisions for indemnification of the Trustees, the Holders of a majority in principal amount of the Debt Securities of any series affected will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or exercising any trust or power conferred on such Trustee, with respect to the Debt Securities of such series. (Section 5.12)

     No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the applicable Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series,
(ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to such Trustee to institute such proceeding as trustee, and (iii) such Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 5.7) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 5.8)

     The Company and XTRA, Inc. will each be required to furnish to the Trustees annually a statement as to whether there is a default in the performance or observance of certain covenants. (Section 10.9)

DEFEASANCE

     Defeasance and Discharge. If so indicated in the applicable Prospectus Supplement with respect to the Debt Securities of a series, the Company and XTRA, Inc., at their option, (i) will be discharged from any and all obligations in respect of the Debt Securities (and Guarantees) of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and to hold monies for payment in trust), or
(ii) will be released from their obligations to comply with the covenants that are specified under "Certain Covenants of XTRA, Inc. and the Company" above and other covenants and obligations specified in Section 13.3 of the applicable Indenture with respect to the Debt Securities of such series, and the occurrence of an event described in clause (d) under "Events of Default" above with respect to any defeased covenant and clauses (e) and (g) of the "Events of Default" above shall no longer be an Event of Default if, in either case, the Company and/or XTRA, Inc. deposits with the applicable Trustee, in trust, money and/or U.S. Government Obligations that, through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and each instalment of interest on the Debt Securities of such series, on the stated maturity of such payments in accordance with the terms of the applicable Indenture and the Debt Securities of such series. Money and/or U.S. Government Obligations so held in trust will not be subject to the subordination provisions described under "Subordination of Subordinated Securities." (Sections 13.2 and 13.3) Such a trust may be established only if, among other things, (i) no Event of Default or event which with the giving of notice of lapse of time, or both, would become an Event of Default under the applicable Indenture shall have occurred and be continuing on the date of such deposit, (ii) no Event of Default described under clause (f) under "Events of Default" above or event which with the giving of notice or lapse of time, or both, would become an Event of Default described under such clause (f) shall have occurred and be continuing at any time during the period ending on or prior to the 90th day following such date of deposit, and (iii) XTRA, Inc. delivers to the applicable Trustee an opinion of counsel to the effect that the Holders of the Debt Securities of such series will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred. (Section 13.4)

     In the event the Company and XTRA, Inc. exercise their options to omit compliance with certain covenants and Events of Default of the applicable Indenture with respect to the Debt Securities of a series as described under clause (ii) above and the Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the applicable Trustee may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. In such a case, the Company would remain liable for such payments.

MODIFICATION AND WAIVER

     Modifications and amendments of the respective Indentures may be made by the Company, XTRA, Inc. and the Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series which are affected thereby and 66 2/3% in aggregate principal amount of the Outstanding Debt Securities of all series affected thereby; provided, however, that no such modification or amendment may, without the consent of each Holder of such Debt Security affected thereby: (a) change the stated maturity of the principal of, or any instalment of principal of or interest on, any such Debt Security; (b) reduce the principal amount of or interest on any such Debt Securities; (c) change the place or currency of payment of principal of or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the amount payable upon acceleration of the Maturity of a Debt Security;
(f) in the case of the Subordinated Securities, modify the subordination provisions in a manner adverse to the Holders of the Subordinated Securities and the related Guarantees; (g) reduce the above stated percentage of Holders of Debt Securities which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults; or (h) change in any adverse way the terms of the Guarantees with respect to the payment of the principal of, premium, if any, and interest on the Debt Securities. (Section 9.2)

     The Holders of a majority in principal amount of the Outstanding Debt Securities of each series and 66 2/3% in aggregate principal amount of the Outstanding Debt Securities of all series affected thereby may on behalf of the Holders of all Debt Securities of the series waive, insofar as the Debt Securities of that series are concerned, compliance by the Company and XTRA, Inc. with certain restrictive provisions of the applicable Indenture. (Section 10.9) The Holders of a majority in principal amount of the Outstanding Debt Securities of a series may on behalf of the Holders of all Debt Securities of that series waive any past default under the applicable Indenture with respect to that series of Debt Securities, except a default in the payment of the principal of, premium, if any, or interest on any Debt Security of the series or in respect of any provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each Debt Security of that series affected. (Section 5.13)

     The Indentures provide that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under the applicable Indenture as of any date, (i) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date, (ii) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security, and (iii) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Debt Security (or, in the case of a Debt Security described in clause (i) or (ii) above, of the amount described in such clause). Certain Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 13.2, will not be deemed to be Outstanding. (Section 1.1)

     Except in certain limited circumstances, XTRA, Inc. will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the applicable Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by the Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Debt Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by the Company (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 1.4)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Each of XTRA, Inc. and the Company, without the consent of any Holders of Debt Securities, may consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, any Person, and any other Person may consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, XTRA, Inc. or the Company, provided that (i) the Person (if other than XTRA, Inc. or the Company) formed by such consolidation or into which XTRA, Inc. or the Company is merged or which acquires or leases the assets of XTRA, Inc. or the Company substantially as an entirety is a corporation, partnership or trust organized and validly existing under the laws of any United States jurisdiction and assumes XTRA, Inc.'s or the Company's obligations on the Debt Securities or the Guarantees, as the case may be, and under the Indentures,
(ii) after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and (iii) certain other conditions are met. (Article Eight)

NOTICES

     Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Sections
1.1 and 1.6)

TITLE

     XTRA, Inc., the Company, the Trustees and any agent of XTRA, Inc., the Company or the Trustees may treat the Person in whose name a Debt Security is registered as the absolute owner thereof (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes. (Section 3.8)

GOVERNING LAW

     The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York. (Section 1.12)

CONCERNING THE TRUSTEES

     The Indentures contain certain limitations on the right of the Trustees, should they become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for their own account on certain property received in respect of any such claim as security or otherwise. (Section 6.13) The Trustees will be permitted to engage in certain other transactions; however, if they acquire any conflicting interest and there is a default under the Debt Securities, they must eliminate such conflict or resign. (Section 6.8)

RELATIONSHIPS WITH SENIOR TRUSTEE

     The First National Bank of Boston is the Senior Trustee under the Senior Indenture. The First National Bank of Boston is one of the banks with which XTRA, Inc. maintains a commercial banking relationship, the agent bank for one of XTRA, Inc.'s credit agreements and the transfer agent for the Company's Common Stock.

               DESCRIPTION OF PREFERRED STOCK OF XTRA CORPORATION

     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in such Prospectus Supplement. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Restated Certificate of Incorporation and By-laws, including the definitions therein of certain terms, and the certificate of designations (each a "Certificate of Designations") relating to each series of the Preferred Stock that will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of the Preferred Stock. Copies of the Restated Certificate of Incorporation and the By-laws are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is part.

GENERAL

     Under the Company's Restated Certificate of Incorporation, the Company is authorized to issue up to 3,000,000 shares of Preferred Stock, in one or more series, with such designations, voting powers, preferences and relative participating, optional or other special rights, and with such qualifications, limitations or restrictions thereon, as may be stated or expressed in resolutions providing for the creation and issuance thereof adopted by the Board of Directors of the Company. Thus, without stockholder approval, the Board of Directors could authorize the issuance of Preferred Stock with voting, conversion and other rights that could dilute the voting power and other rights of the holders of Common Stock. No Preferred Stock is currently outstanding.

     The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below, unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered hereby for specific terms, including: (i) the designation and stated value per share of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such Preferred Stock will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (v) any redemption or sinking fund provisions; (vi) any conversion rights; and (vii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

     The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Unless otherwise provided in the applicable Prospectus Supplement, each series of the Preferred Stock will rank on a parity as to the payment of dividends and amounts upon dissolution, liquidation or winding up of the Company. The rights of the holders of each series of the Preferred Stock will be subordinate to those of the Company's general creditors.

DIVIDEND RIGHTS

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available therefor, cash dividends on such dates and at such rates as are set forth in, or as are determined by the method described in, the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates, fixed by the Board of Directors of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

     Such dividends may be cumulative or noncumulative, as provided in the Prospectus Supplement relating to such series of Preferred Stock. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series or such other dates as may be set forth in the applicable Prospectus Supplement.

     Unless otherwise specified in the applicable Prospectus Supplement, so long as the shares of any series of the Preferred Stock are outstanding, unless (i) full dividends (including, if such Preferred Stock is cumulative, dividends for prior dividend periods) have been paid or declared and set apart for payment on all outstanding shares of the Preferred Stock of such series (other than Junior Stock, as defined below) and (ii) the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of Preferred Stock of such series (other than Junior Stock), the Company may not declare any dividends on any shares of Common Stock of the Company or any other stock of the Company ranking as to the payment of dividends or amounts upon dissolution, liquidation or winding up of the Company junior to such series of Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Company, other than Junior Stock that is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Stock and other than as a result of the reclassification of Junior Stock.

LIQUIDATION PREFERENCES

     Unless otherwise specified in the applicable Prospectus Supplement, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of a series of Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to the holders of Junior Stock, the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any other shares of preferred stock of the Company (including any other series of the Preferred Stock) ranking as to the payment of amounts upon the dissolution, liquidation or winding up of the Company on a parity with such series of the Preferred Stock are not paid in full, the holders of the Preferred Stock of such series and of such other shares of preferred stock of the Company will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Preferred Stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of the Preferred Stock will be entitled to no further participation in any distribution of assets by the Company.

REDEMPTION

     A series of the Preferred Stock may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Shares of the Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of preferred stock of the Company.

     In the event that fewer than all of the outstanding shares of a series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless default is made by the Company in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any) dividends will cease to accumulate on the shares of the Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) will cease.

     Unless otherwise specified in the applicable Prospectus Supplement, so long as any dividends on shares of any series of the Preferred Stock or any other series of preferred stock of the Company ranking on a parity as to payment of dividends and amounts upon the liquidation, dissolution or winding up of the Company with such series of the Preferred Stock are in arrears, no shares of any such series of the Preferred Stock or such other series of preferred stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

CONVERSION RIGHTS

     The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted (mandatorily or otherwise) into shares of Common Stock or another series of Preferred Stock will be set forth in the Prospectus Supplement relating thereto.

VOTING RIGHTS

     Except as indicated in a Prospectus Supplement relating to a particular series of the Preferred Stock, or except as required by applicable Delaware law or in the Company's Restated Certificate of Incorporation or as described below, the holders of the Preferred Stock will not be entitled to vote for any purpose.

     Unless otherwise specified in the related Prospectus Supplement, if cumulative accrued dividends on any Preferred Stock have not been paid in an aggregate amount equal to or greater than six quarterly dividends on such shares, the Board of Directors shall increase by two the number of directors (and if necessary amend the By-laws therefor) and the holders of the Preferred Stock, voting as a single class, will be entitled to elect such additional two directors to the Board of Directors until all such dividends in default have been paid in full.

TRANSFER AGENT AND REGISTRAR

     Unless otherwise indicated in a Prospectus Supplement relating thereto, The First National Bank of Boston will be the transfer agent, dividend and redemption price disbursement agent and registrar for shares of each series of the Preferred Stock. See "Description of Common Stock of XTRA Corporation -- General."

                DESCRIPTION OF COMMON STOCK OF XTRA CORPORATION

     The following description of the terms of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate. The description of certain provisions of the Common Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Restated Certificate of Incorporation and By-laws, including the definitions therein of certain terms. Copies of the Restated Certificate of Incorporation and the By-laws are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is part.

GENERAL

     The Company's Restated Certificate of Incorporation authorizes the issuance of up to 30,000,000 shares of Common Stock, par value $.50 per share, of which 16,935,884 shares have been issued and were outstanding as of June 30, 1994. The Common Stock of the Company is listed on the New York Stock Exchange and the additional shares of Common Stock that may be offered hereby will be listed, subject to notice of issuance, on such exchange.

     The Transfer Agent and Registrar for the Company's Common Stock is The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts 02110. In New York City, the Common Stock may be presented for transfer at the office of BancBoston Trust Company of New York, One Exchange Plaza, 3rd Floor, 55 Broadway, New York, New York 10006.

     Each holder of Common Stock is entitled to one vote for each share held. Holders of Common Stock do not have preemptive rights and are not entitled to cumulative voting in the election of Directors. All outstanding shares of Common Stock are, and the shares of Common Stock that may be offered hereby when issued will be, fully paid and non-assessable. The Board of Directors is authorized to issue from time to time all of the authorized but unissued shares of Common Stock.

     In case of any liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share pro rata in the distribution of all assets of the Company remaining after the holders of any series of Preferred Stock have been paid the preference designated for such shares.

     Subject to the senior rights of any Preferred Stock, the holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors and paid by the Company from funds legally available therefor. The Company's source of funds for the payment of cash dividends is advances and dividends from its subsidiary, XTRA, Inc. Several of the Company's loan agreements contain restrictions on the payment of cash dividends by the Company, including limitations restricting dividends to a fixed amount plus consolidated net income of the Company earned since a date specified in the relevant agreement. In addition, such loan agreements restrict the payment of advances and dividends to the Company from its subsidiary, XTRA, Inc.

CERTAIN OTHER PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION

     Delaware law permits a corporation to eliminate the personal liability of its directors to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for certain unlawful dividends and stock repurchases or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for any breach of his fiduciary duty as a director, except as provided by Delaware law.

     As permitted by Delaware law, the Company's Restated Certificate of Incorporation does not permit stockholder action by written consent. The affirmative vote of the holders of at least 80% of the Company's then outstanding Common Stock is required to amend, alter or repeal this provision.

     The Company's By-laws provide that stockholder nominations of candidates for election as directors and other stockholder proposals generally must be received by the Secretary of the Company not less than 60 nor more than 90 days prior to the applicable stockholders' meeting.

     The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within the prior three years did own) 15% or more of the corporation's voting stock.

HOLDING COMPANY STATUS

     Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization (and thus the ability of the Company's stockholders to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that the Company itself may be a creditor of that subsidiary with recognized claims.

                              PLAN OF DISTRIBUTION

     The Company and/or XTRA, Inc. may sell Securities to or through underwriters or to dealers acting as principals for their own account and also may sell Securities directly to other purchasers or through agents. The Company and XTRA, Inc. reserve the right to sell Securities directly to investors on their own behalf in those jurisdictions where they are authorized to do so.

     Underwriters may offer and sell the Securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company or XTRA, Inc. also may, from time to time, authorize dealers, acting as the Company's or XTRA, Inc.'s agents, as the case may be, to offer and sell the Securities upon such terms and conditions as set forth in the related Prospectus Supplement. In connection with the sale of the Securities, underwriters may receive compensation from the Company or XTRA, Inc. in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

     Any underwriting compensation paid by the Company or XTRA, Inc. to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the related Prospectus Supplement. Dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company and/or XTRA, Inc., to indemnification against and contribution towards certain civil liabilities.

     If so indicated in a Prospectus Supplement, the Company and/or XTRA, Inc. will authorize underwriters or other persons acting as the Company's and/or XTRA, Inc.'s agents to solicit offers by certain institutions to purchase Securities from the Company and/or XTRA, Inc. pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company and/or XTRA, Inc. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     Any Securities issued hereunder (other than Common Stock) will be new issues of securities with no established trading market. Neither the Company nor XTRA, Inc. currently intends to apply for the listing of any Securities (other than the Common Stock) on any national securities exchange. No assurance can be given as to the liquidity of the trading market for any such Securities.

     Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for XTRA, Inc. or the Company in the ordinary course of business.

                             VALIDITY OF SECURITIES

     The validity of the Securities offered hereby will be passed upon for XTRA, Inc. and the Company by Ropes & Gray, One International Place, Boston, Massachusetts 02110, and for any underwriter or agent by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004.

                                    EXPERTS

     The audited consolidated financial statements and schedules of the Company incorporated by reference in this Prospectus have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCE IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR XTRA, INC. SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.
                            ------------------------
                               TABLE OF CONTENTS

                                   PROSPECTUS

                                         PAGE
                                         ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
The Company...........................    2
Use of Proceeds.......................    3
Consolidated Ratios of Earnings to
  Fixed Charges and Consolidated Ratio
  of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends...........................    3
Description of Debt Securities of
  XTRA, Inc...........................    4
Description of Preferred Stock of XTRA
  Corporation.........................   14
Description of Common Stock of XTRA
  Corporation.........................   16
Plan of Distribution..................   17
Validity of Securities................   18
Experts...............................   18

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  $500,000,000

                                XTRA CORPORATION

                                PREFERRED STOCK
                                  COMMON STOCK

                                   XTRA, INC.

                                DEBT SECURITIES
                          GUARANTEED AS TO THE PAYMENT
                         OF PRINCIPAL, PREMIUM, IF ANY,
                        AND INTEREST BY XTRA CORPORATION

                               -----------------
                                   PROSPECTUS
                               -----------------

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                   PART II

                                INFORMATION NOT REQUIRED IN THE PROSPECTUS

 ITEM  14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

            SEC Registration fee ................................................            $141,379
            Printing and engraving expenses .....................................              50,000
            Fees and expenses of Trustee, Transfer Agent and Registrar...........              15,000
            Accounting fees and expenses ........................................              20,000
            Legal fees and expenses .............................................             150,000
            Blue sky fees and expenses (including fees of counsel) ..............              35,000
            Rating Agency fees ..................................................              50,000
            Miscellaneous .......................................................              38,621
                 Total ..........................................................            --------
                                                                                             $500,000
                                                                                             ========
 * All amounts except the SEC Registration fee are estimated.

 ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The General Corporation Law of the State of Delaware, in which XTRA Corporation is incorporated, gives a corporation power to indemnify any of its officers or directors against certain expenses, judgments, fines and amounts paid in settlement in connection with certain actions, suits or proceedings, provided generally, that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, the statutes of Delaware contain provisions to the general effect that any director shall in the performance of his duties be fully protected in relying in good faith upon the books of account or records of the corporation or statements prepared by any official of the corporation.

      The Restated Certificate of Incorporation of XTRA Corporation includes the following provision:

           This corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to be a director or officer of this corporation or while a director or officer is or was serving at the request of this corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding, or claim; provided, however, that the foregoing shall not require this corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person.
      Any repeal or modification of the foregoing provisions of this Article 9 shall not adversely affect any right or protection of a director or officer of this corporation existing at the time of such repeal or modification.

      The Business Corporation Act of the State of Maine, in which XTRA, Inc. is incorporated, gives a corporation power to indemnify any of its officers or directors against certain expenses, judgements, fines, and amounts paid in settlement in connection with certain actions, suits or proceedings, provided generally, that such person acted in good faith and in the reasonable belief that his action was in the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the statute provides that if a director or officer is successful in the merits or otherwise in defense of certain actions, suits or proceedings against him, while serving as a director or officer of the corporation, the corporation shall indemnify him against expenses reasonably incurred in defense of such claim, including attorney's fees.

      The By-laws of XTRA, Inc. include the following provisions:

      The corporation shall indemnify any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving in another capacity at the request of the corporation, to the extent authorized by the Maine Business Corporation Act and may purchase and maintain insurance to protect itself against liability for such indemnification.

      In addition, XTRA Corporation maintains a directors' and officers' liability insurance policy.

      XTRA Corporation has entered into Indemnification Agreements, the form of which was approved by the stockholders of XTRA Corporation, with certain officers of XTRA Corporation and its subsidiaries, including XTRA, Inc. The Indemnification Agreements provide a number of procedures, presumptions and remedies used in the determination of the right of the officer to indemnification. These procedures, presumptions and remedies substantially broaden the indemnity rights of officers beyond that provided by XTRA Corporation's Restated Certificate of Incorporation described above. If an action against an indemnified party is dismissed with or without prejudice, the defense is deemed to have been successful and the indemnification is required to be made. The Indemnification Agreements provide that expenses must be paid within twenty days of any request and that a determination of entitlement must be made within sixty days of the indemnification request (otherwise a determination in favor of the indemnified party is deemed to have been made). If there is a change in control of XTRA Corporation (as defined in the Indemnification Agreement), the indemnified party is presumed to be entitled to indemnification (although XTRA Corporation may overcome this presumption), the indemnified party may require that independent counsel make the determination of entitlement and may choose such counsel, subject to objection by the Company on limited grounds. If a determination of entitlement is made, XTRA Corporation is bound, but if the indemnified party has previously been denied indemnification pursuant to the terms of the Indemnification Agreement he or she is entitled to seek a de novo determination from a court. XTRA Corporation is precluded from challenging the validity of the procedures and presumptions contained in the Indemnification Agreement in any court proceeding. The Indemnification Agreement covers proceedings brought on or after the date of the execution of the particular Indemnification Agreement, including proceedings based on acts prior to the date of the particular agreement.

 ITEM  16. EXHIBITS.

     Exhibit No.                           Description
     -----------                           -----------
        4.1      -   Restated Certificate of Incorporation of the Company.  (Filed with the Securities and
                     Exchange Commission as Exhibit 3.1 to Registrant's Annual Report on Form 10-K for
                     the year ended September 30, 1989, incorporated herein by reference).
        4.2      -   Certificate of Elimination of Designation, Preference and Rights of Series A Participating
                     Preferred Stock.  (Filed with the Securities and Exchange Commission as Exhibit 3.1 to
                     the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1991, incorporated herein by reference).
        4.3      -   Certificate of Amendment of Restated Certificate of Incorporation.  (Filed March 5, 1993
                     with the Securities and Exchange Commission as Exhibit 4.4 to the Registrant's
                     Registration Statement on Form S-3, File No. 33-59132, incorporated herein by reference).
        4.4      -   Certificate of Elimination of Designation, Preference and Rights of $1.9375 Series B
                     Cumulative Convertible Preferred Stock.  (Filed March 5, 1993 with the Securities and
                     Exchange Commission as Exhibit 4.5 to the Registrant's Registration Statement on
                     Form S-3, File No. 33-59132, incorporated herein by reference).
        4.5      -   Certificate of Elimination of Designation, Preference and Rights of Series C Cumulative
                     Redeemable Exchangeable Preferred Stock of the Company.
        4.6      -   By-laws of the Company.  (Filed with the Securities and Exchange Commission as
                     Exhibit 3(b) to Registrant's Quarterly Report on Form 10-Q for the quarter ended
                     March 31, 1990, incorporated herein by reference).
        4.7      -   Form of Indenture by and among XTRA, Inc., XTRA Corporation and The First National
                     Bank of Boston.
        4.8      -   Form of Subordinated Indenture.
        5        -   Opinion of Ropes & Gray.
        12.1     -   Statement regarding computation of ratio of earnings to fixed charges of XTRA Corporation.
        12.2     -   Statement regarding computation of ratio of earnings to combined fixed charges and preferred stock dividends of XTRA Corporation.
        12.3     -   Statement regarding computation of ratio of earnings to fixed charges of XTRA, Inc.
        23.1     -   Consent of Arthur Andersen & Co.
        23.2     -   Consent of Ropes & Gray (included in Exhibit 5).

        24       -   Power of Attorney (included under Signatures and Power of Attorney).
        25       -   Form T-1 Statement of eligibility and qualification under the Trust Indenture Act of
                     1939, as amended, of The First National Bank of Boston, as Senior Trustee.

 _______________

        The form or forms of Securities with respect to each offering of Securities registered hereunder will be filed as an exhibit to a Current Report on Form 8-K of XTRA Corporation and will be incorporated herein by reference.

 ITEM  17.  UNDERTAKINGS.

      The undersigned registrants hereby undertake:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

      provided, however, that the undertakings set forth in paragraphs (i) and
      (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (5) To file an application for the purposes of determining the eligibility of the Subordinated Trustee to act under Subsection (a) of
      Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions described in Item 15 above, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer, or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements to file on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 26th day of July, 1994.

                                 XTRA CORPORATION


                                 By:          /s/ LEWIS RUBIN
                                     -------------------------------------
                                                  LEWIS RUBIN
                                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

      We, the undersigned directors and officers of XTRA Corporation, hereby severally constitute and appoint Michael J. Soja and James R. Lajoie, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities as indicated below, any and all amendments (including post-effective amendments) to the Registration Statement on Form S-3 of XTRA Corporation, and generally to do all such things in our name and on our behalf in our capacities as indicated below to enable XTRA Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be required by our said attorneys or any of them, to any and all said amendments.

        Signature                              Title                        Date
        ---------                              -----                        ----
/s/ ROBERT B. GOERGEN                   Chairman of the Board and        July 26, 1994
- -------------------------------         Director
    ROBERT B. GOERGEN



/s/ ROBERT M. GINTEL                    Vice Chairman of the Board       July 19, 1994
- -------------------------------         and Director
    ROBERT M. GINTEL



/s/ LEWIS RUBIN                         President, Chief Executive       July 26, 1994
- -------------------------------         Officer (Principal Executive
    LEWIS RUBIN                         Officer) and Director



/s/ MICHAEL J. SOJA                     Vice President, Finance and      July 26, 1994
- -------------------------------         Chief Financial Officer
    MICHAEL J. SOJA                     (Principal Financial Officer)



/s/ ROBERT B. BLAKELEY                  Controller (Principal            July 26, 1994
- -------------------------------         Accounting Officer)
    ROBERT B. BLAKELEY



                                        Director
- -------------------------------
    GILBERT BUTLER


/s/ J. RUSSELL DUNCAN                   Director                         July 19, 1994
- -------------------------------
    J. RUSSELL DUNCAN


/s/ HERBERT C. KNORTZ                   Director                         July 26, 1994
- -------------------------------
    HERBERT C. KNORTZ


/s/ JOHN J. LEE                         Director                         July 22, 1994
- -------------------------------
    JOHN J. LEE


/s/ FRANCIS J. PALAMARA                 Director                         July 26, 1994
- -------------------------------
    FRANCIS J. PALAMARA


/s/ MARTIN L. SOLOMON                   Director                         July 26, 1994
- -------------------------------
    MARTIN L. SOLOMON

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements to file on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 26th day of July, 1994.

                                        XTRA, INC.


                                        By: /s/ LEWIS RUBIN
                                            ----------------------
                                            Lewis Rubin, President


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

      We, the undersigned directors and officers of XTRA, Inc., hereby severally constitute and appoint Michael J. Soja and James R. Lajoie, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities as indicated below, any and all amendments (including post-effective amendments) to the Registration Statement on Form S-3 of XTRA, Inc., and generally to do all such things in our name and on our behalf in our capacities as indicated below to enable XTRA, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange
 Commission, hereby ratifying and confirming our signatures as they may be required by our said attorneys or any of them, to any and all said amendments.

        Signature                              Title                              Date
        ---------                              -----                              ----
      /s/ LEWIS RUBIN                   President (Principal                    July 26, 1994
- --------------------------------        Executive Officer), and
          LEWIS RUBIN                   Director



   /s/ MICHAEL J. SOJA                  Vice President, Finance and             July 26, 1994
- --------------------------------        Chief Financial Officer
       MICHAEL J. SOJA                  (Principal Financial Officer)
                                        and Director


    /s/ JAMES R. LAJOIE                 Vice President, General                 July 26, 1994
- --------------------------------        Counsel and Director
        JAMES R. LAJOIE


    /s/ ROBERT B. BLAKELEY              Controller (Principal                   July 26, 1994
- --------------------------------        Accounting Officer)
        ROBERT B. BLAKELEY